Exhibit 19.1

Skechers U.S.A., Inc.
Insider Trading Compliance Policy

Skechers U.S.A., Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal law governing insider trading. This policy sets forth procedures designed to provide reasonable assurance that our personnel will avoid undue legal risk associated with securities trading activity.

Persons Covered

You must comply with this policy if you are:

·
a Board member, officer, senior vice president, vice president, executive assistant or other management level employee designated by the Company;
·
an employee in the finance department (including accounting, business insights, financial planning and analysis, internal audit and tax) or legal department designated by the Company;
·
an entity controlled by any of the foregoing persons; or
·
a family member or household member of any of the foregoing persons.

You must not:

·
purchase or sell any security in breach of a duty of trust or confidence while you possess material non-public information about the Company;
·
directly or indirectly communicate material non-public information to anyone outside the Company unless you follow Company policy regarding confidential information; or
·
directly or indirectly communicate material non-public information to anyone within the Company except on a need-to-know basis.

For this purpose:

·
securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
·
purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
·
sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
·
material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
·
non-public means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.

To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask David Weinberg, John Vandemore, Philip Paccione or Ted Weitzman (the “Compliance Officers”).

Quarterly Blackout Periods

The Compliance Officers will send out notice to all persons covered by this policy prior to each quarterly blackout period.

The quarterly blackout period:

·
begins on the last day of each fiscal quarter; and
·
ends after completion of one trading day after the earnings release for that quarter.

Additional Blackout Periods

From time to time, the Compliance Officers may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must neither trade any security of the Company nor disclose that an additional blackout is in effect.

Transactions Exempted from Blackout Restrictions

The blackout restrictions do not apply to:

·
transactions directly with the Company;
·
cashless exercises of equity incentive awards that do not involve an open-market sale of securities (e.g., not a broker-assisted cashless exercise); or
·
transactions under a Rule 10b5-1 plan or similar trading arrangement.

The Compliance Officers may approve additional exceptions to the blackout restrictions.

Pre-Clearance of Trades

All persons covered by this policy (with their controlled entities and household members) must pre-clear each trade in any security of the Company.

To submit a pre-clearance request, you must:

·
email the Compliance Officers at least one business day in advance of the proposed transaction; and

·
confirm that you do not possess any material non-public information.

Pre-clearance approval:

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may be granted or withheld in the sole discretion of the Compliance Officers (and any trade request by a Compliance Officer will be pre-cleared by one of the other Compliance Officers);
·
remains subject to the requesting person’s independent obligation to confirm that the requesting person does not possess material non-public information;
·
will not constitute legal advice that a proposed transaction complies with applicable law;
·
will not result in liability to the Company or any other person if delayed or withheld; and
·
is not required for transactions under a previously approved Rule 10b5-1 plan or a previously approved similar trading arrangement.

Trading Plans

The blackout and pre-clearance restrictions do not apply to transactions under a trading plan that:

·
satisfies the conditions of Rule 10b5-1 or a similar trading arrangment; and
·
one of the Compliance Officers has approved.

Prohibited Transactions

You may not engage in:

·
short sales, referring to sales of shares that you do not own at the time of sale;
·
options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market; and
·
hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities.

Post-Termination Transactions

If you possess material non-public information when your service terminates, you may not trade until that information has become public or is no longer material.

Policy Administration

The Compliance Officers have authority to interpret, amend and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws.

Administration of the policy as it applies to any trading activity by a Compliance Officer will be performed by the other Compliance Officers.

Certification of Compliance

You may be asked periodically to certify your compliance with the terms and provisions of this policy.